Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARGURUS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

CarGurus, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is CarGurus, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on June 26, 2015.

2.                                      The corporation filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on August 22, 2016.

3.                                      That the Board of Directors duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is CarGurus, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  Effective upon the filing of this Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Effective Time”), the following recapitalization (the “Recapitalization”) shall occur: (i) each share of Class A Common Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be recapitalized, reclassified and reconstituted into two (2) fully paid and non-assessable shares of outstanding Class A Common Stock and four (4) fully paid and non-assessable shares of outstanding Class B Common Stock (as defined below) and (ii) each share of Class B Common

Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be recapitalized, reclassified and reconstituted into two (2) fully paid and non-assessable shares of outstanding Class A Common Stock and four (4) fully paid and non-assessable shares of outstanding Class B Common Stock.   The Recapitalization shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock (as defined below) affected thereby; each outstanding stock certificate that, immediately prior to such Recapitalization, represented one or more shares of capital stock subject to the Recapitalization shall, upon and after the Recapitalization, be deemed to represent the number and type of shares of capital stock into which the original shares of capital stock represented thereby were recapitalized, reclassified and reconstituted into, without the need for surrender or exchange thereof.  The Corporation shall, upon the request of any such holder and upon receipt of such holder’s outstanding certificate, issue and deliver to such holder new certificates representing the applicable shares of capital stock.  All rights, preferences and privileges of the Common Stock and the Preferred Stock and other terms herein, including without limitation, authorized share amounts, securities issuable upon conversion, conversion prices, and dollar amounts per share have been adjusted to reflect the Recapitalization (that is, all numeric references and other provisions included in this Certificate of Incorporation have already given effect to, and no further adjustment shall be made on account of, the Recapitalization).

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 120,020,700 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), (ii) 80,013,800 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”), and (iii) 11,091,782 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  The Class A Common Stock and Class B Common Stock are sometimes referred to herein collectively as the “Common Stock”.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            PROVISIONS APPLICABLE TO ALL COMMON STOCK

The Common Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article FOURTH refer to sections and subsections of Part A of this Article FOURTH.

1.              General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.              Voting.

2.1       Class A Common Stock.  The holders of the Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

2.2       Class B Common Stock.  The holders of the Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

2.3       General.  There shall be no cumulative voting.  Except as expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation.  The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of such shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.              Dividends.  The holders of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock, subject to any preferential dividend rights of any then outstanding Preferred Stock set forth in Part C of this Article FOURTH.  No dividend shall be declared or paid on shares of any class of Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of each class of Common Stock; provided, however, that in the event that dividends payable in shares of Common Stock or rights to acquire Common Stock are declared, such dividends may be payable as follows: (i) as shares of (or rights to acquire shares of) Class A Common Stock in respect of outstanding shares of Class A Common Stock; and (ii) as shares of (or rights to acquire shares of) Class B Common Stock in respect of outstanding shares of Class B Common Stock; in each case if and only if a dividend payable in accordance with the foregoing clauses (i) and (ii) is paid at the same rate and with the same record date and payment date.

4.              Liquidation.  Upon the liquidation, dissolution or winding up of the Corporation or the occurrence of a Deemed Liquidation Event (as defined below), the assets of the Corporation shall be distributed as provided in Section 2 of Part C of this Article FOURTH.

5.              Subdivisions or Combinations.  If after the Recapitalization the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

6.              Equal Status.  Except as expressly set forth in this Article FOURTH, Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally, and share ratably with and be identical in all respects and as to all matters to each other class of Common Stock.

7.              Reservation of Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock (and the shares of Class B Common Stock into which the Preferred Stock are convertible), such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock (and the shares of Class B Common Stock into which the Preferred Stock are convertible) into shares of Class A Common Stock.

8.              Certain Transactions.

8.1       Merger or Consolidation.  In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, such distribution or payment that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock or Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation or merger if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

8.2       Third-Party Tender or Exchange Offers.  The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock, nor may the Corporation or the Board of Directors (or any committee thereof) recommend that holders tender shares of Class A Common Stock or Class B Common Stock into any third party tender or exchange offer, unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, as applicable and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share as the holders of the Class A Common Stock would receive, or have the right to elect to receive, as applicable; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a Class A Common Stock.

B.            SPECIAL PROVISIONS APPLICABLE TO CLASS B COMMON STOCK

In addition to the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth in Part A of this Article FOURTH, the Class B Common Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article FOURTH refer to sections and subsections of Part B of this Article FOURTH.

1.              Conversion.

1.1       Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation.  Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees or such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior the close of business on the date of such surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.  Each share of Class B Common Stock that is converted pursuant to this Subsection 1.1 shall be retired by the Corporation and shall not be available for reissuance.

1.2       Each share of Class B Common Stock that is subject, after the Effective Time, to a Transfer described in this subsection, other than a Permitted Transfer (as defined in Section 3), shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of such Transfer of such share of Class B Common Stock.  Each outstanding stock certificate that, immediately prior to such Transfer, represented one or more shares of Class B Common Stock subject to such Transfer shall, upon and after such Transfer, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof.  The Corporation shall, upon the request of each such holder and upon receipt of such holder’s outstanding certificate, issue and deliver to such holder new certificates representing such holder’s shares of Class A Common Stock.  Each share of Class B Common Stock that is converted pursuant to this Subsection 1.2 shall be retired by the Corporation and shall not be available for reissuance.

1.3       The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock and the dual class common stock structure contemplated by this Certificate of Incorporation, including without limitation the issuance of stock certificates in connection with any such conversion, as it may deem necessary or advisable.  If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation.

2.              Founder Mandatory Conversion.  At 12:01 a.m. in New York City, New York on the first day falling after the Founder Mandatory Conversion Trigger Date  (i) each outstanding share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock, (ii) each share of Class B Common Stock that is converted pursuant to this Section 2 shall be retired by the Corporation and shall not be available for reissuance, (iii) any rights of the Preferred Stock to convert into shares of Class B Common Stock pursuant to this Certificate of Incorporation shall instead be a right to convert into shares of Class A Common Stock, (iv) any outstanding Options or Convertible Securities which, directly or indirectly, are exchangeable for, convertible into or otherwise grant the right to subscribe for, purchase or acquire shares of Class B Common Stock shall instead be a right to be exchanged for, convert into or otherwise subscribe for, purchase or acquire shares of Class A Common Stock and (v) the Corporation shall thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock to zero.  Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion shall, upon and after such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof.  The Corporation shall, upon the request of a stockholder and upon receipt of such stockholder’s outstanding certificate, issue and deliver to such stockholder new certificates representing such stockholder’s shares of Class A Common Stock.  Upon such conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 2, any reference to Class B Common Stock in this Certificate of Incorporation will instead be a reference to Class A Common Stock.

3.              Definitions.  For purposes of this Part B of this Article FOURTH:

3.1       “Advisory Investor” shall mean a mutual fund, pension fund, pooled investment vehicle or separate account advised by an investment advisor registered under the Investment Adviser’s Act of 1940, as amended.

3.2       “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder.

3.3       “Founder Mandatory Conversion Trigger Date” shall mean the first date after the Effective Time that either of the following shall occur: (a) the death of Langley Steinert, (b) Langley Steinert’s voluntary termination of (i) all employment with the Corporation and (ii) all service on the Board of Directors of the Corporation.

3.4       “IPO Date” shall mean the first closing date of the sale of the Class A Common Stock of the Corporation in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

3.5       “Permitted Entity” shall mean with respect to a Qualified Stockholder (a) the estate of such Qualified Stockholder, (b) a Permitted Trust (as defined below) principally for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder, (c) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder or (d) an Advisory Investor; provided that this clause (d) shall not apply with respect to any Transfer made after the consummation of a Qualified IPO.

3.6       “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

3.6.1                                       by a Qualified Stockholder to (i) one or more Family Members of such Qualified Stockholder, or (ii) any Permitted Entity of such Qualified Stockholder; or

3.6.2                                       by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder or (iii) any individual, general partnership, limited partnership, limited liability company, corporation or other entity which has an interest in such Permitted Entity.

3.7       “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

3.8       “Permitted Trust” shall mean a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member, (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments, or (d) a party designated by the Qualified Stockholder or by a Family Member of such Qualified Stockholder.

3.9       “Qualified Stockholder” shall mean (a) the registered holder of a share of Class B Common Stock; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (“RSUs”); (c) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into or any RSU that can be settled in shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to clauses (a) or (b) of this Subsection 3.9; and (d) a Permitted Transferee.

3.10 “Transfer” of a share of Class B Common Stock shall mean any sale,

assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or (ii) the transfer after the IPO Date of, or entering after the IPO Date into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article FOURTH:

3.10.1                                the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

3.10.2                                entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who, at the time entered into, are holders of Class B Common Stock that (A) is entered into after the IPO Date and (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner or (B) is entered into prior to the IPO Date;

3.10.3                                the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

3.10.4                                any distribution or transfer of Class B Common Stock, in accordance with Sections 3.2(d) and (e) of the Second Amended and Restated Stockholders’ Agreement by and among the Corporation and the parties thereto, as it may be amended from time to time (the “Stockholders’

Agreement”), provided, that, if the Stockholders’ Agreement is terminated, then any distribution or transfer of Class B Common Stock, in accordance with Sections 3.2(d) and (e) of the Stockholders’ Agreement in effect immediately prior to the termination thereof.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder (other than an Advisory Investor), if there occurs a Transfer on a cumulative basis of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are holders of voting securities of any such entity or Parent of such entity.  For purposes hereof, “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

3.11                        “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

C.            PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.  3,333,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 3,329,497 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 1,648,978 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” 1,673,105 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” and 1,107,202 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock,” with each series having the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article FOURTH refer to sections and subsections of Part C of this Article FOURTH.

1.              Dividends.  The holders of the Preferred Stock shall be entitled to receive, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock, only when, as and if such dividends are declared by the Board of Directors; provided, however, that no dividends shall be authorized without the affirmative vote of a majority of the directors elected by the holders of the Preferred Stock.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of a majority of each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock voting together as a single class, have voted to approve the payment of such dividend.  Upon approval of any dividend, the holders of the Preferred Stock then outstanding shall simultaneously receive a dividend on each outstanding share of Preferred Stock in an amount at least equal to the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock in accordance with their terms and (ii) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

2.              Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1       Preferential Payments to Holders of Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of each series of Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price (as defined below) of the applicable series of Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of each series of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2       Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.  The aggregate amount payable to the stockholders of the Corporation pursuant to Subsection 2.1 and this Subsection 2.2 is hereinafter referred to as the “Liquidation Amount.”

2.3       Deemed Liquidation Events.

2.3.1                                       Definition.  Each of the following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”) unless the holders of at least seventy-five percent (75%) of the then outstanding shares of Preferred Stock (voting together as a single class and on an as-converted basis)

(the “Requisite Investors”), including the holders of at least sixty-five percent (65%) of the then outstanding shares of Series E Preferred Stock (but, solely for purposes of the provisions of Section 4.4.2, fifty-five percent (55%) of the then outstanding shares of Series E Preferred Stock) (collectively, the “Supermajority Investors”), elect otherwise by written notice given to the Corporation at least 10 days prior to the effective date of any such event:

(a)         a merger or consolidation in which

(i)             the Corporation is a constituent party or

(ii)          a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(b)         the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c)          the acquisition by any person or group of related persons in one or a series of related transactions of shares of capital stock of the Corporation that represent, immediately following any such transaction, at least a majority, by voting power, of the Corporation’s capital stock; provided, however, that any such transaction involving the Corporation, the principal purpose of which is to raise capital for the Corporation, shall not constitute a “Deemed Liquidation Event.”

2.3.2                                       Effecting a Deemed Liquidation Event.

(a)         The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)         In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Investors so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of capital stock of the Corporation at a price per share for each series equal to the Liquidation Amounts applicable to such stock.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of capital stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock or Common Stock, as applicable, to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3                                       Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Deemed Liquidation Event or redemption pursuant to Subsection 2.3.2(b) shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.3.4                                       Allocation of Escrow.  In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.              Voting.

3.1       General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast one vote for each whole share of Class A Common Stock plus ten (10) votes for each whole share of Class B Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2       Board of Directors.  The Board of Directors shall set the number of directors.  The holders of record of the shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, exclusively and as separate classes, shall each be entitled to elect one director of the Corporation (the “Preferred Directors”) and the holders of record of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect two directors of the Corporation (the “Common Directors”).  Any director elected as provided in the previous sentence of Subsection 3.2 may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  If the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Common Stock or Preferred Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the second sentence of Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.  The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.  Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3       Preferred Stock Protective Provisions.  At any time when at least 4,992,290 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do (or permit any subsidiary to do) any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Board of Directors, including a majority of the Preferred Directors:

(a)         authorize or issue any additional shares of capital stock of the Corporation or any of its subsidiaries that equals, or may equal upon conversion or otherwise, more than 1 percent of the outstanding shares of Common Stock of the Corporation at the time of issuance;

(b)         make any loan, guaranty or indemnity by the Corporation to support the liabilities or obligations of any person other than a subsidiary of the Corporation;

(c)          merge, reorganize or consolidate or effect a Deemed Liquidation Event with or into or permit any subsidiary to merge, reorganize or consolidate with or into any other entity or entities;

(d)         sell, abandon, transfer, lease or otherwise dispose of all or substantially all of the Corporation’s or any of its subsidiary’s assets or properties, or liquidate, dissolve or wind up the business and affairs of the Corporation or any subsidiary; or

(e)          purchase, lease or otherwise acquire or sell all or substantially all of the capital stock or of a substantial portion of the assets or business of another entity.

3.4       Series A Preferred Stock Protective Provisions.  At any time when at least 1,666,500 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding

Series A Preferred Stock (without the participation of the holders of Common Stock), by merger or otherwise (other than an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Class A Common Stock of the Corporation, with a public offering price of not less than $0.83 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) and net proceeds to the Corporation and selling stockholders of not less than $75,000,000 in the aggregate (a “Qualified IPO”)):

3.4.1                                       alter or change the rights, preferences or privileges of the Series A Preferred Stock and the holders of such stock;

3.4.2                                       increase or decrease the authorized number of shares of Series A Preferred Stock;

3.4.3                                       amend this Certificate of Incorporation so as to adversely affect the rights and preferences of the Series A Preferred Stock and the holders of such stock as set forth herein; or

3.4.4                                       take any action that involves the creation, authorization, sale or issuance of any interest or security of the Corporation that is senior to the Series A Preferred Stock;

provided that none of the foregoing in this Subsection 3.4 shall be construed to require the consent of the holders of Series A Preferred Stock for the issuance by the Corporation of any interest or security that is junior to or pari passu with the Series A Preferred Stock.

3.5       Series B Preferred Stock Protective Provisions.  At any time when at least 1,664,749 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding Series B Preferred Stock (without the participation of the holders of Common Stock), by merger or otherwise (other than a Qualified IPO):

3.5.1                                       alter or change the rights, preferences or privileges of the Series B Preferred Stock and the holders of such stock;

3.5.2                                       increase or decrease the authorized number of shares of Series B Preferred Stock;

3.5.3                                       amend this Certificate

of Incorporation so as to adversely affect the rights, privileges and preferences of the Series B Preferred Stock and the holders of such stock as set forth herein;

3.5.4                                       take any action that involves the creation, authorization, sale or issuance of any interest or security of the Corporation that is senior to the Series B Preferred Stock; or

3.5.5                                       redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Stock or Series A Preferred Stock other than in accordance with the redemption provisions of this Certificate of Incorporation; provided, however, that this restriction shall not apply to the repurchase of Common Stock approved by the Board of Directors from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary at the lower of cost or fair market value; provided, further, that this restriction shall not apply to any of the following: (a) the repurchase by the Corporation of up to $60,000,000 worth of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and vested options and restricted stock units to purchase Common Stock in connection with a tender offer to be conducted by the Corporation shortly after the initial sale of Series E Preferred Stock, at a purchase price per share equal to the purchase price for the Series E Preferred Stock, whereby the initial offer is on a pro rata basis to such stockholders and vested option and time-vested restricted unit holders with the Board of Directors deciding as to stockholders having an oversubscription right as to any portion of the tender not otherwise allocated through the pro rata subscription, (b) if the Corporation repurchases  less than $50,000,000 of securities pursuant to the tender offer referred to in clause (a) above, the repurchase by the Corporation, within ninety (90) days of the expiration of the tender offer referred to in clause (a) above, of such number of shares of Series E Preferred Stock at a purchase price of $54.19 per share and in an amount equal to no more than $50,000,000 minus the dollar amount paid by the Corporation pursuant to the tender offer referred to in clause (a), or (c) the repurchase by the Corporation of Common Stock, Preferred Stock (including Series E Preferred Stock), time-vested restricted stock units and vested options to purchase Common Stock pursuant to a tender offer substantially similar to the tender offer in clause (a) (exclusive of the amount tendered), with the purchase price per share applicable to Common Stock appropriately adjusted to reflect the Recapitalization, (1) following an equity financing, or (2) following an equity and debt financing where the equity financing represents at least thirty percent (30%) of the total financing, where, in either case, the purchase price per share is equal to the purchase price per share for the capital stock in such equity or equity and debt financing, the initial offer is on a pro rata basis in accordance with (i) the number of shares of capital stock owned or held by each holder of Common Stock, Preferred Stock, time-vested restricted stock units and vested options to purchase Common Stock, on an issued and outstanding basis (assuming exercise of any such vested options or conversion of any such restricted stock units into shares of stock) relative to (ii) the number of shares of capital stock owned or held by each holder of Common Stock, Preferred Stock, time-vested restricted stock units and vested options to purchase Common Stock being offered the right to participate in such tender offer on an issued and outstanding basis (assuming exercise of any such vested options or conversion of any such restricted stock units into shares of stock), and the terms of any oversubscription right are determined by the Board of Directors;

provided that none of the foregoing in this Subsection 3.5 shall be construed to require the consent of the holders of Series B Preferred Stock for the issuance by the Corporation of any interest or security that is junior to or pari passu with the Series B Preferred Stock.

3.6       Series C Preferred Stock Protective Provisions.  At any time when at least 824,489 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding Series C Preferred Stock (without the participation of the holders of Common Stock), by merger or otherwise (other than a Qualified IPO):

3.6.1                                       alter or change the rights, preferences or privileges of the Series C Preferred Stock and the holders of such stock;

3.6.2                                       increase or decrease

the authorized number of shares of Series C Preferred Stock;

3.6.3                                       amend this Certificate of Incorporation so as to adversely affect the rights, privileges and preferences of the Series C Preferred Stock and the holders of such stock as set forth herein;

3.6.4                                       take any action that involves the creation, authorization, sale or issuance of any interest or security of the Corporation that is senior to the Series C Preferred Stock;

3.6.5                                       redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Stock, Series A Preferred Stock or Series B Preferred Stock other than in accordance with the redemption provisions of this Certificate of Incorporation; provided, however, that this restriction shall not apply to the repurchase of Common Stock approved by the Board of Directors from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary at the lower of cost or fair market value; provided, further, that this restriction shall not apply to any of the following: (a) the repurchase by the Corporation of up to $60,000,000 worth of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and vested options and restricted stock units to purchase Common Stock in connection with a tender offer to be conducted by the Corporation shortly after the initial sale of Series E Preferred Stock, at a purchase price per share equal to the purchase price for the Series E Preferred Stock, whereby the initial offer is on a pro rata basis to such stockholders and vested option and time-vested restricted unit holders with the Board of Directors deciding as to stockholders having an oversubscription right as to any portion of the tender not otherwise allocated through the pro rata subscription, (b) if the Corporation repurchases  less than $50,000,000 of securities pursuant to the tender offer referred to in clause (a) above, the repurchase by the Corporation, within ninety (90) days of the expiration of the tender offer referred to in clause (a) above, of such number of shares of Series E Preferred Stock at a purchase price of $54.19 per share and in an amount equal to no more than $50,000,000 minus the dollar amount paid by the Corporation pursuant to the tender offer referred to in clause (a), or (c) the repurchase by the Corporation of Common Stock, Preferred Stock (including Series E Preferred Stock), time-vested restricted stock units and vested options to purchase Common Stock pursuant to a tender offer substantially similar to the tender offer in clause (a) (exclusive of the amount tendered), with the purchase price per share applicable to Common Stock appropriately adjusted to reflect the Recapitalization, (1) following an equity financing, or (2) following an equity and debt financing where the equity financing represents at least thirty percent (30%) of the total financing, where, in either case, the purchase price per share is equal to the purchase price per share for the capital stock in such equity or equity and debt financing, the initial offer is on a pro rata basis in accordance with (i) the number of shares of capital stock owned or held by each holder of Common Stock, Preferred Stock, time-vested restricted stock units and vested options to purchase Common Stock, on an issued and outstanding basis (assuming exercise of any such vested options or conversion of any such restricted stock units into shares of stock) relative to (ii) the number of shares of capital stock owned or held by each holder of Common Stock, Preferred Stock, time-vested restricted stock units and vested options to purchase Common Stock being offered the right to participate in such tender offer on an issued and outstanding basis (assuming exercise of any such vested options or conversion of any such restricted stock units into shares of stock), and the terms of any oversubscription right are determined by the Board of Directors;

provided that none of the foregoing in this Subsection 3.6 shall be construed to require the consent of the holders of Series C Preferred Stock for the issuance by the Corporation of any interest or security that is junior to or pari passu with the Series C Preferred Stock.

3.7       Series D Preferred Stock Protective Provisions.  At any time when shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding Series D Preferred Stock (without the participation of the holders of Common Stock), by merger or otherwise (other than a Qualified IPO):

3.7.1                                       alter, change or waive any of the rights, preferences or privileges of the Series D Preferred Stock and the holders of such stock;

3.7.2                                       increase or decrease the authorized number of shares of Series D Preferred Stock;

3.7.3                                       amend this Certificate of Incorporation or the By-laws of the Corporation so as to adversely affect the rights, privileges and preferences of the Series D Preferred Stock and the holders of such stock as set forth herein or therein, or take any action that waives the rights of the holders of the Series D Preferred Stock set forth herein or therein notwithstanding any waiver provisions to the contrary contained herein;

3.7.4                                       take any action that involves the creation, authorization, sale or issuance of any interest or security of the Corporation that is senior to the Series D Preferred Stock (including in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption) or convertible into an interest or security that is senior to the Series D Preferred Stock (including in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption);

3.7.5                                       authorize, approve, effect or cause the authorization, approval or effecting of any pay-to-play or any other similar transaction that would result in the loss of the rights, privileges and preferences of the Series D Preferred Stock in respect of the amount of securities purchased by a holder of Series D Preferred Stock; or

3.7.6                                       redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Stock or Preferred Stock other than in accordance with the redemption provisions of this Certificate of Incorporation; provided, however, that this restriction shall not apply to the repurchase of Common Stock approved by the Board of Directors from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary at the lower of cost or fair market value; provided, further, that this restriction shall not apply to any of the following: (a) the repurchase by the

Corporation of up to $60,000,000 worth of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and vested options and restricted stock units to purchase Common Stock in connection with a tender offer to be conducted by the Corporation shortly after the initial sale of Series E Preferred Stock, at a purchase price per share equal to the purchase price for the Series E Preferred Stock, whereby the initial offer is on a pro rata basis to such stockholders and vested option and time-vested restricted unit holders with the Board of Directors deciding as to stockholders having an oversubscription right as to any portion of the tender not otherwise allocated through the pro rata subscription, (b) if the Corporation repurchases  less than $50,000,000 of securities pursuant to the tender offer referred to in clause (a) above, the repurchase by the Corporation, within ninety (90) days of the expiration of the tender offer referred to in clause (a) above, of such number of shares of Series E Preferred Stock at a purchase price of $54.19 per share and in an amount equal to no more than $50,000,000 minus the dollar amount paid by the Corporation pursuant to the tender offer referred to in clause (a), or (c) the repurchase by the Corporation of Common Stock, Preferred Stock (including Series E Preferred Stock), time-vested restricted stock units and vested options to purchase Common Stock pursuant to a tender offer substantially similar to the tender offer in clause (a) (exclusive of the amount tendered), with the purchase price per share applicable to Common Stock appropriately adjusted to reflect the Recapitalization, (1) following an equity financing, or (2) following an equity and debt financing where the equity financing represents at least thirty percent (30%) of the total financing, where, in either case, the purchase price per share is equal to the purchase price per share for the capital stock in such equity or equity and debt financing, the initial offer is on a pro rata basis in accordance with (i) the number of shares of capital stock owned or held by each holder of Common Stock, Preferred Stock, time-vested restricted stock units and vested  options to purchase Common Stock, on an issued and outstanding basis (assuming exercise of any such vested options or conversion of any such restricted stock units into shares of stock) relative to (ii) the number of shares of capital stock owned or held by each holder of Common Stock, Preferred Stock, time-vested restricted stock units and vested options to purchase Common Stock being offered the right to participate in such tender offer on an issued and outstanding basis (assuming exercise of any such vested options or conversion of any such restricted stock units into shares of stock), and the terms of any oversubscription right are determined by the Board of Directors;

provided that none of the foregoing in this Subsection 3.7 shall be construed to require the consent of the holders of Series D Preferred Stock for the issuance by the Corporation of any interest or security that is junior to or pari passu with the Series D Preferred Stock.

3.8       Series E Preferred Stock Protective Provisions.  At any time when shares of Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least sixty-five percent (but, solely for purposes of Subsection 3.8.6, the holders of a majority) of the then outstanding Series E Preferred Stock (without the participation of the holders of Common Stock), by amendment, merger, consolidation or otherwise:

3.8.1                                       alter, change or waive any of the rights, preferences or privileges of the Series E Preferred Stock and the holders of such stock;

3.8.2                                       increase or decrease the authorized number of shares of Series E Preferred Stock;

3.8.3                                       amend this Certificate of Incorporation or the By-laws of the Corporation so as to adversely affect the rights, privileges and preferences of the Series E Preferred Stock and the holders of such stock as set forth herein or therein, or take any action that waives the rights of the holders of the Series E Preferred Stock set forth herein or therein notwithstanding any waiver provisions to the contrary contained herein;

3.8.4                                       take any action that involves the creation, authorization, sale or issuance of any interest or security of the Corporation that is senior to the Series E Preferred Stock (including in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption) or convertible into an interest or security that is senior to the Series E Preferred Stock (including in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption);

3.8.5                                       authorize, approve, effect or cause the authorization, approval or effecting of any pay-to-play or any other similar transaction that would result in the loss of the rights, privileges and preferences of the Series E Preferred Stock in respect of the amount of securities purchased by a holder of Series E Preferred Stock; or

3.8.6                                       redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Stock or Preferred Stock other than in accordance with the redemption provisions of this Certificate of Incorporation; provided, however, that this restriction shall not apply to the repurchase of Common Stock approved by the Board of Directors from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary at the lower of cost or fair market value; provided, further, that this restriction shall not apply to any of the following: (a) the repurchase by the Corporation of up to $60,000,000 worth of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and vested options and time-vested restricted stock units to purchase Common Stock in connection with a tender offer to be conducted by the Corporation shortly after the initial sale of Series E Preferred Stock, at a purchase price per share equal to the purchase price for the Series E Preferred Stock, whereby the initial offer is on a pro rata basis to such stockholders and vested option and time-vested restricted unit holders with the Board of Directors deciding as to stockholders having an oversubscription right as to any portion of the tender offer not otherwise allocated through the pro rata subscription, (b) if the Corporation repurchases  less than $50,000,000 of securities pursuant to the tender offer referred to in clause (a) above, the repurchase by the Corporation, within ninety (90) days of the expiration of the tender offer referred to in clause (a) above, of such number of shares of Series E Preferred Stock at a purchase price of $54.19 per share and in an amount equal to no more than $50,000,000 minus the dollar amount paid by the

Corporation pursuant to the tender offer referred to in clause (a), or (c) the repurchase by the Corporation of Common Stock, Preferred Stock (including Series E Preferred Stock), time-vested restricted stock units and vested options to purchase Common Stock pursuant to a tender offer substantially similar to the tender offer in clause (a) (exclusive of the amount tendered), with the purchase price per share applicable to Common Stock appropriately adjusted to reflect the Recapitalization, (1) following an equity financing, or (2) following an equity and debt financing where the equity financing represents at least thirty percent (30%) of the total financing, where, in either case, the purchase price per share is equal to the purchase price per share for the capital stock in such equity or equity and debt financing, the initial offer is on a pro rata basis in accordance with (i) the number of shares of capital stock owned or held by each holder of Common Stock, Preferred Stock, time-vested restricted stock units and vested options to purchase Common Stock, on an issued and outstanding basis (assuming exercise of any such vested options or conversion of any such restricted stock units into shares of stock) relative to (ii) the number of shares of capital stock owned or held by each holder of Common Stock, Preferred Stock, time-vested restricted stock units and vested options to purchase Common Stock being offered the right to participate in such tender offer on an issued and outstanding basis (assuming exercise of any such vested options or conversion of any such restricted stock units into shares of stock), and the terms of any oversubscription right are determined by the Board of Directors, provided, however, the terms of any oversubscription right applicable to the holders of Series E Preferred Stock with respect to shares of Series E Preferred Stock are materially no less favorable than the terms applicable to any other securityholder in respect of any other security of the Corporation;

provided that none of the foregoing in this Subsection 3.8 shall be construed to require the consent of the holders of Series E Preferred Stock for the issuance by the Corporation of any interest or security that is junior to or pari passu with the Series E Preferred Stock and none of the foregoing in this Subsection 3.8 shall be construed to require the separate consent of the holders of Series E Preferred Stock for the act of consummating of the Qualified IPO (it being understood however that the direct or indirect taking of any of the actions contemplated by this Subsection 3.8 in connection with the Qualified IPO shall still require such consent).

4.              Optional Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1       Right to Convert

4.1.1                                       Conversion Ratio.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock (the “Number of Common Shares”) as is determined by dividing the Original Issue Price applicable to such series of Preferred Stock by the applicable Conversion Price (as defined below) in effect at the time of conversion, one third of which Number of Common Shares shall be shares of Class A Common Stock and two thirds of which Number of Common Shares shall be shares of Class B Common Stock.  The “Series A Conversion Price” shall initially be equal to $0.0875088.  The “Series B Conversion Price” shall initially be equal to $0.1301498.  The “Series C Conversion Price” shall initially be equal to $0.1415020.  The “Series D Conversion Price” shall initially be equal to $6.7738315.  The “Series E Conversion Price” shall initially be equal to $9.0317750.  Each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price is sometimes referred to herein as a “Conversion Price,” and they are sometimes collectively referred to herein as the “Conversion Prices.”  Each such initial Conversion Price, and the rates at which shares of Preferred Stock may be converted into shares of Class A Common Stock and Class B Common Stock, shall be subject to adjustment as provided below.

4.1.2                                       Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2       Fractional Shares.  No fractional shares of Class A Common Stock or Class B

Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares of Class A Common Stock or Class B Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock or Class B Common Stock, as applicable, as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class A Common Stock and Class B Common Stock and the aggregate number of shares of Class A Common Stock and Class B Common Stock issuable upon such conversion.

4.3       Mechanics of Conversion.

4.3.1                                       Notice of Conversion.  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class A Common Stock and Class B Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock and Class B Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock and Class B Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock and Class B Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock and Class B Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Class A Common Stock or Class B Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2                                       Reservation of Shares.  The Corporation shall at all times when Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock or Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock or Class B Common Stock, as applicable, to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Conversion Price applicable to a series of Preferred Stock below the then par value of the shares of Class A Common Stock and Class B Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock and Class B Common Stock at such adjusted Conversion Price.

4.3.3                                       Effect of Conversion.  All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock and Class B Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may thereafter take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4                                       No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price applicable to a series of Preferred Stock shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class A Common Stock and Class B Common Stock delivered upon conversion.

4.3.5                                       Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock and Class B Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock and Class B Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4       Adjustments to Conversion Price for Diluting Issues.

4.4.1                                       Special Definitions.  For purposes of this Certificate of Incorporation, the following definitions shall apply:

(a)         “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)         “Recapitalization Time” shall mean the time immediately after the Recapitalization.

(c)          “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, including RSUs, but excluding Options.

(d)         “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Recapitalization Time, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)                                     shares of Common Stock issued in a Qualified IPO;

(ii)                                  shares of Common Stock issued as consideration in connection with a bona fide acquisition approved by the Board of Directors;

(iii)                               shares of Common Stock issued in connection with a strategic transaction approved by the Board of Directors not for the purpose of raising capital;

(iv)                              shares of Common Stock issued in exchange for services or property other than cash; or

(v)                                 shares of Common Stock, Options or Convertible Securities issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, including the Preferred Directors;

(vi)                              shares of Common Stock or Convertible Securities

actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(vii)                           shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(viii)                        shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(ix)                              shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including the Preferred Directors;

(x)                                 shares of Class A Common Stock or Class B Common Stock actually issued upon conversion of the Preferred Stock;

(xi)                              shares of Class A Common Stock issued or issuable upon conversion of Class B Common Stock; or

(xii)                           shares of Class A Common Stock issuable upon conversion of Class B Common Stock for which an adjustment has already been made pursuant to this Subsection 4.4(d).

(e)          “Original Issue Price” shall mean (i) with respect to the Series A Preferred Stock, $0.525053 per share, (ii) with respect to the Series B Preferred Stock, $0.780899 per share, (iii) with respect to the Series C Preferred Stock, $0.849012 per share, (iv) with respect to the Series D Preferred Stock, $40.642989 per share, and (v) with respect to the Series E Preferred Stock, $54.190650 per share, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock.

4.4.2                                       No Adjustment of Conversion Prices.  No adjustment in the Conversion Prices shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Supermajority Investors agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3                                       Deemed Issue of Additional Shares of Common Stock.

(a)         If the Corporation at any time or from time to time after the Recapitalization Time shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)         If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price applicable to a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security and adjustments to such terms pursuant to the Recapitalization) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price applicable to a series of Preferred Stock to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)          If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price applicable to a series of Preferred Stock pursuant to the terms of Subsection 4.4.4 (either because the consideration per share

(determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Recapitalization Time), are revised after the Recapitalization Time as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security and adjustments to such terms pursuant to the Recapitalization) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)         Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price applicable to a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, such Conversion Price shall be readjusted to the Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)          If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price applicable to a series of Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4                                       Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Recapitalization Time issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 x (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(a)         “CP2” shall mean the Conversion Price with respect to the particular series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock;

(b)         “CP1” shall mean the Conversion Price with respect to the particular series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)          “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)         “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)          “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5                                       Determination of Consideration.  For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)         Cash and Property:  Such consideration shall:

(i)                                     insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                                  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)         Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)                                     the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6                                       Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price applicable to a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5       Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Recapitalization Time effect a subdivision of the outstanding Class A Common Stock or Class B Common Stock, each Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock and Class B Common Stock, as applicable, issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock or Class B Common Stock outstanding, as applicable.  If the Corporation shall at any time or from time to time after the Recapitalization Time combine the outstanding shares of Class A Common Stock or Class B Common Stock, each Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock and Class B Common Stock, as applicable, issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock or Class B Common Stock outstanding, as applicable.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6       Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Recapitalization Time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then, and in each such event, the Conversion Price applicable to each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(1)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions and (b) no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Class A Common Stock and Class B Common Stock in a number equal to the number of shares of Class A Common Stock and Class B Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Class A Common Stock and Class B Common Stock on the date of such event.

4.7       Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Recapitalization Time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event, the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Class A Common Stock and Class B Common Stock on the date of such event.

4.8       Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if at any time or from time to time after the Recapitalization Time there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Class A Common Stock and Class B Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Corporation and a holder of the number of shares of Class B Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price applicable to such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

4.9       Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4 and immediately prior to the closing of an underwritten public offering pursuant to a registration statement under the Securities Act, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five business days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the series of Preferred Stock affected a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 15 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then applicable to such series of Preferred Stock, and (ii) the number of shares of Class A Common Stock and Class B Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Stock.

4.10                        Notice of Record Date.  In the event:

(a)         the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of any series of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)         of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of such series of Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to such series of Preferred Stock and the Common Stock.  Such notice shall be sent at least 15 days prior to the record date or effective date for the event specified in such notice.

5.              Mandatory Conversion.

5.1       Trigger Events.  Upon either (a) the closing of a Qualified IPO or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the Requisite Investors and (ii) the holders of at least fifty-five percent (55%) of the then outstanding shares of Series E Preferred Stock, voting as a separate class, (i) (A) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock and Class B Common Stock, at the then effective conversion rates and (B) immediately thereafter (1) each share of Class B Common Stock resulting from such conversion shall automatically be further converted into a share of Class A Common Stock and (2) each outstanding share of Class B Common Stock previously issued upon any prior conversion of Preferred Stock shall automatically be further converted into a share of Class A Common Stock and (ii) such shares may not be reissued by the Corporation.  In addition, the Series D Preferred Stock shall automatically convert into Class A Common Stock and Class B Common Stock, at the then effective Conversion Price, upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class and, immediately after such conversion (i) each share of Class B Common Stock resulting from such conversion shall automatically be further converted into a share of Class A Common Stock and (ii) each outstanding share of Class B Common Stock issued upon any prior conversion of Series D Preferred Stock shall automatically be further converted into a share of Class A Common Stock.  The time of such closing or the date and time specified or the time of the event specified in any such vote or written consent is referred to herein as the “Mandatory Conversion Time”.

5.2       Procedural Requirements.  All holders of record of shares of Preferred Stock subject to conversion pursuant to Subsection 5.1 shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Preferred Stock subject to conversion pursuant to Subsection 5.1 shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.

5.3       Redemption. Unless prohibited by Delaware law governing distributions to stockholders, if, under the Series E Preferred Stock Purchase Agreement dated on or about August 23, 2016, by and among the Corporation and the purchasers named therein, as amended from time to time (the “Stock Purchase Agreement”), one or more Participating Purchasers (as defined therein) elect to cause a redemption of their shares of Series E Preferred Stock, such shares shall be promptly redeemed by the Corporation in accordance with the terms and conditions of the Stock Purchase Agreement and any corresponding notices.  In connection with such redemption, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders.

6.              Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7.              Waiver.  Any of the rights, powers, preferences and other terms of a series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of such series, provided, however, that with respect to Series E Preferred Stock, no rights, powers, preferences and other terms of the Series E Preferred Stock may be waived without a vote consistent with the vote concurrently applicable to the rights, powers, preferences and other terms of Series E Preferred Stock being waived; provided, further, that any waiver of the rights, powers, preferences and other terms of this proviso and the aforementioned proviso shall not be waived without the affirmative written consent or vote of the holders of at least sixty-five percent (65%) of the shares of Series E Preferred Stock.

8.              Notices.  Any notice required or permitted by the provisions of this Article FOURTH to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH:  Subject to any additional vote required by this Certificate of Incorporation or By-Laws, in furtherance of and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-Laws of the Corporation.

SIXTH:  Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the By-Laws of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the By-Laws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  The following indemnification provisions shall apply to the persons enumerated below.

1.                                      Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article TENTH, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors of the Corporation.

2.                                      Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article TENTH or otherwise.

3.                                      Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article TENTH is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.                                      Indemnification of Employees and Agents.  The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors of the Corporation in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors of the Corporation.

5.                                      Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors of the Corporation.

6.                                      Non-Exclusivity of Rights.  The rights conferred on any person by this Article TENTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7.                                      Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person has actually collected as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.                                      Insurance.  The Board of Directors of the Corporation may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article TENTH; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article TENTH.

9.                                      Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH:  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of or consultant to the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of or consultant to the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

*     *     *

4.                                      That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

5.                                      That this Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[signature page follows]

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 21st day of June, 2017.

By:	/s/ Langley Steinert
Name:	Langley Steinert
Title:	President and Chief Executive Officer